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                                                                    EXHIBIT 23.9

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of LDDS Communications, Inc. for the registration of 88,244,272 shares of its common stock and to the incorporation by reference therein of our reports dated September 18, 1992, with respect to the consolidated financial statements and schedules of Resurgens Communications Group, Inc. included in the LDDS Communications, Inc. (formerly known as Resurgens Communications Group, Inc.) Amendment No. 1 on Form 8-K/A to its Current Report on Form 8-K dated September 15, 1993, filed with the Securities and Exchange Commission.


                                            /s/  ERNST & YOUNG LLP
                                            Ernst & Young LLP

Atlanta, Georgia

November 28, 1994